Lawson Products Announces Third Quarter 2021 Results

CHICAGO, October 28, 2021 - Lawson Products, Inc. (NASDAQ: LAWS) (“Lawson” or the "Company"), a leading distributor of products and services to the MRO marketplace, today announced results for the third quarter ended September 30, 2021.

Summary Financial Highlights	Three months ended September 30,			Nine months ended September 30,
($ in millions, except earnings per share data)	2021	2020	Change	2021	2020	Change
Net Sales	$105.6	$90.3	16.9%	$315.7	$253.5	24.5%
Average Daily Net Sales	$1.650	$1.411	16.9%	$1.653	$1.320	25.2%
Number of Business Days	64	64		191	192

Reported Operating Income	$4.6	$2.0	130.9%	$12.8	$21.2	(39.6)%
Adjusted Operating Income (1)	$7.3	$7.7	(4.8)%	$21.4	$20.5	4.2%

Adjusted EBITDA (1)	$9.4	$9.3	0.4%	$27.4	$25.2	8.7%
Adjusted EBITDA Margin (1)	8.9%	10.4%	(146 bps)	8.7%	9.9%	(126 bps)

Reported Diluted Earnings Per Share	$0.39	$0.19	$0.20	$1.09	$1.60	$(0.51)
Adjusted Diluted Earnings Per Share (2)	$0.64	$0.62	$0.02	$1.81	$1.55	$0.26

(1) Excludes the impact of stock-based compensation, severance and employee acquisition costs and other non-recurring items. (See reconciliation in Table 1)
(2) Excludes the impact of stock-based compensation, severance and employee acquisition costs, and other non-recurring items. (See reconciliation in Table 2)

"Lawson generated solid operating results both sequentially and over the prior year despite the lingering effects of the pandemic, including disruption by the Delta variant, and pressure from wide-spread global supply chain disruptions. During the quarter, sales grew nearly 17% over the prior year quarter to $106 million benefiting from our 2020 acquisition of Partsmaster as well as strong sales in our Lawson MRO and The Bolt Supply House businesses. We continue to strengthen our financial position to support future growth," said Mike DeCata, president and chief executive officer.

"I’m pleased with our positive trends in 2021 which continued in the third quarter. With the integration of Partsmaster largely behind us, we are now well-positioned to begin realizing the benefits of our integrated sales organization including cross selling products and a larger sales force with greater market coverage. The nearly 70-year history of Lawson Products has been built on strong customer relationships. We have a long history of providing the services, products and expertise to help our customers be more productive. Our well-established service-intensive vendor managed inventory business places us in a great position, especially given the current labor shortages in many industries.”

“During the quarter, we faced similar global supply chain issues, labor shortages and inflation that impacted many businesses. We are aggressively managing through this environment and have taken actions to improve product sourcing, pricing and labor allocation to protect our margins. As a result, our adjusted EBITDA this quarter is higher than the immediately preceding two quarters. With our strong balance sheet and margin performance, we expect to continue to achieve organic growth and make acquisitions that will leverage these strengths," concluded Mr. DeCata.

Highlights

•Third quarter sales of $105.6 million compared to $90.3 million in the prior year quarter.

•Operating income was $4.6 million in the third quarter of 2021 compared to $3.4 million in the second quarter of 2021 and $2.0 million in the third quarter of 2020. Adjusted operating income was $7.3 million in the third quarter of 2021 compared to $6.8 million in the second quarter of 2021 and $7.7 million reported in the year ago quarter. (See reconciliation in Table 1)
•Net income of $3.7 million for the quarter, or $0.39 per diluted share compared to $0.19 in the prior year quarter. On an adjusted basis, diluted earnings per share was $0.64 compared to $0.60 in the second quarter of 2021 and $0.62 in the year ago quarter. (See reconciliation in Table 2)

•Ended the quarter with cash and cash equivalents of $7.5 million and $87.4 million of availability under our credit facility.

Third Quarter Results

Net sales in the third quarter of 2021 were $105.6 million, an increase of 16.9% compared to $90.3 million in sales in the third quarter 2020. This growth was achieved by our legacy business and the 2020 acquisition of Partsmaster. Excluding Partsmaster, sales improved by $7.1 million or 8.4% over the third quarter of 2020 driven by both improved business conditions and price actions within the Lawson MRO and The Bolt Supply House businesses. The remaining sales increase was attributable to Partsmaster which contributed sales of $13.6 million in the third quarter of 2021 compared to $5.4 million in the one-month post-acquisition period of the third quarter of 2020. As compared to the second quarter of 2021, Lawson MRO and Bolt Supply business grew while Partsmaster sales declined primarily due to weakness in the federal government business.

Gross profit increased to $56.0 million in the third quarter of 2021 compared to $47.2 million in the year ago quarter primarily driven by top line revenue growth. Gross margin improved to 53.1% for the third quarter of 2021 compared to 52.3% in the year ago quarter and 51.3% in the second quarter. Despite supply chain challenges affecting the broader economy, the organic Lawson MRO gross margin was 58.7%, essentially flat with the 58.8% reported in the third quarter of 2020 and improved compared to 57.2% in the second quarter of 2021 (before the classification of certain service-related costs in gross profit) driven primarily by the pricing, product sourcing and labor actions taken to offset inflationary pressures.

Selling expenses were $24.9 million in the third quarter of 2021 compared to $19.2 million in the prior year quarter. The increased selling expense was primarily driven by the inclusion of $5.6 million of Partsmaster selling expenses compared to $1.7 million of Partsmaster selling expenses in the one-month post-acquisition period a year ago quarter and sales activities returning to a more normalized level. As a percentage of sales, selling expenses were 23.6% compared to 21.2% in the prior year quarter driven by higher selling expenses within Partsmaster and as sales activities returning to a more normalized level.

General and administrative expenses were $26.5 million in the third quarter of 2021 compared to $26.1 million in the prior year quarter. The increase compared to the prior year quarter was driven by the inclusion of Partsmaster general and administrative expenses of $3.5 million compared to $1.5 million in the one-month post-acquisition period of the third quarter 2020 and restoring operating expenses on normalized sales volumes offset by a decrease in stock-based compensation of $5.9 million. Costs related to potential acquisitions of $3.2 million related primarily to the transaction proposed by Luther King Capital Management as described in a Schedule 13D amendment filed by LKCM on May 17, 2021 are also included in general and administrative expenses for the quarter.

Reported operating income in the third quarter of 2021 was $4.6 million compared to $3.4 million in the second quarter of 2021 and $2.0 million in the third quarter of 2020. Adjusted operating income was $7.3 million for the quarter compared to $6.8 million in the second quarter 2021 and $7.7 million in the year ago quarter. (See reconciliation in Table 1) For the third quarter of 2021, adjusted EBITDA was $9.4 million, 8.9% of sales, compared to $9.3 million, 10.4% of sales, for the prior year quarter. (See reconciliation in Table 1)

Reported net income was $3.7 million, or $0.39 per diluted share compared to net income of $1.7 million, or $0.19 per diluted share for the year ago quarter. Adjusted net income was $6.0 million or $0.64 per diluted share compared to $5.8 million or $0.62 per diluted share a year ago. (See reconciliation in Table 2) On a year-to-date basis, adjusted net income has improved to $17.0 million or $1.81 per diluted share compared to $14.4 million or $1.55 per diluted share a year ago. (See reconciliation in Table 2)

On September 30, 2021, the Company ended the quarter with borrowings, net of cash and cash equivalents, of $3.4 million and $87.4 million of availability under its $100.0 million committed credit facility.

Conference Call

Lawson Products, Inc. will conduct a conference call with investors to discuss third quarter 2021 results at 9:00 a.m. Eastern Time on October 28, 2021. The conference call is available by direct dial at 1-888-506-0062 in the U.S. or 1-973-528-0011 from outside of the U.S. A replay of the conference call will be available approximately two hours after completion of the call through November 30, 2021. Callers can access the replay by dialing 1-877-481-4010 in the U.S. or 1-919-882-2331 outside the U.S. The PIN access number for the replay is 42935#. A streaming audio of the call and an archived replay will also be available on the investor relations page of Lawson's website through November 30, 2021.

About Lawson Products, Inc.

Founded in 1952, Lawson Products, Inc., headquartered in Chicago, IL, sells and distributes specialty products to the industrial, commercial, institutional and government maintenance, repair and operations market (MRO). The Company is dedicated to helping customers in the U.S. and Canada lower their total cost of operation by increasing productivity and efficiency. The combination of Lawson and Partsmaster's Vendor Managed Inventory process and the Company’s problem-solving professionals ensures customers always have the right parts to handle the job. Through The Bolt Supply House, customers in Western Canada have access to products at several branch locations. Under its Kent Automotive brand, the Company provides collision and mechanical repair products to the automotive aftermarket.

Lawson Products ships from several strategically located distribution centers to customers in all 50 states, Puerto Rico, Canada, Mexico, and the Caribbean.

For additional information, please visit https://www.lawsonproducts.com or https://www.kent-automotive.com.

This Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. The terms "may," "should," "could," "anticipate," "believe," "continues," "estimate," "expect," "intend," "objective," "plan," "potential," "project" and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. These statements are based on management's current expectations, intentions or beliefs and are subject to a number of factors, assumptions and uncertainties that could cause or contribute to such differences or that might otherwise impact the business and include the risk factors set forth in Item 1A of the December 31, 2020, Form 10-K filed on February 26, 2021. The Company undertakes no obligation to update any such factor or to publicly announce the results of any revisions to any forward-looking statements whether as a result of new information, future events or otherwise.

-TABLES FOLLOW-

Lawson Products, Inc.
Condensed Consolidated Statements of Income
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020

Net sales	105,570	90,277	315,666	253,458
Cost of goods sold	49,524	43,052	150,440	118,999
Gross profit	56,046	47,225	165,226	134,459

Operating expenses:
Selling expenses	24,908	19,155	72,945	55,445
General and administrative expenses	26,518	26,069	79,469	57,806
Operating expenses	51,426	45,224	152,414	113,251

Operating income	4,620	2,001	12,812	21,208

Interest expense	(119)	(142)	(710)	(329)
Other income (expense), net	(209)	615	802	15

Income before income taxes	4,292	2,474	12,904	20,894
Income tax expense	636	736	2,717	6,004

Net income	$3,656	$1,738	$10,187	$14,890

Basic income per share of common stock	$0.40	$0.19	$1.12	$1.65

Diluted income per share of common stock	$0.39	$0.19	$1.09	$1.60

Lawson Products, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands, except share data)

	September 30,	December 31,
	2021	2020
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$7,460	$28,393
Restricted cash	197	998
Accounts receivable, less allowance for doubtful accounts of $771 and $654, respectively	50,779	44,515
Inventories, net	67,452	61,867
Miscellaneous receivables and prepaid expenses	8,629	7,289
Total current assets	134,517	143,062

Property, plant and equipment, net	17,794	15,800
Deferred income taxes	18,877	18,482
Goodwill	35,253	35,176
Cash value of life insurance	18,240	16,185
Intangible assets, net	16,796	18,503
Right of use assets	12,702	8,764
Other assets	318	332
Total assets	$254,497	$256,304

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	25,585	22,262
Accrued acquisition liability	—	32,673
Lease obligation	4,348	4,568
Accrued expenses and other liabilities	39,083	38,492
Total current liabilities	69,016	97,995

Revolving line of credit	10,900	—
Security bonus plan	10,853	11,262
Lease obligation	9,744	5,738
Deferred compensation	11,821	10,461
Deferred tax liability	2,945	2,841
Other liabilities	4,862	5,585
Total liabilities	120,141	133,882

Stockholders’ equity:
Preferred stock, $1 par value:
Authorized - 500,000 shares, Issued and outstanding — None	—	—
Common stock, $1 par value:
Authorized - 35,000,000 shares Issued - 9,305,566 and 9,287,625 shares, respectively Outstanding - 9,078,346 and 9,061,039 shares, respectively	9,306	9,288
Capital in excess of par value	21,546	19,841
Retained earnings	111,796	101,609
Treasury stock – 227,219 and 226,586 shares, respectively	(9,048)	(9,015)
Accumulated other comprehensive income (loss)	756	699
Total stockholders’ equity	134,356	122,422
Total liabilities and stockholders’ equity	$254,497	$256,304

LAWSON PRODUCTS, INC.
SEC REGULATION G GAAP RECONCILIATIONS
The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, the Company's management believes that certain non-GAAP financial measures provide additional meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain non-operational items that impact the overall comparability. See Tables below for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three and nine months ended September 30, 2021 and 2020, and the three months ended June 30, 2021. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP.

Table 1 - Reconciliation of GAAP Operating Income to Adjusted Non-GAAP Operating Income and Adjusted EBITDA
(Dollars in thousands)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020

Operating income as reported per GAAP	$4,620	$3,382	$2,001	$12,812	$21,208
Stock-based compensation (1)	(1,171)	1,574	4,746	1,403	(2,767)
Inventory reserves (2)	425	500	—	1,750	—
Severance and employee acquisition costs	241	29	961	846	2,075
Costs related to potential acquisitions (3)	3,222	1,354	—	4,576	—
Adjusted non-GAAP operating Income	7,337	6,839	7,708	21,387	20,516
Depreciation and amortization	2,051	2,004	1,640	5,990	4,660
Non-GAAP adjusted EBITDA	$9,388	$8.843	$9,348	$27,377	$25,176

(1)    A portion of stock-based compensation expense varies with the Company's stock price
(2)    Expense for Partsmaster inventory rationalization plan and write-down of personal protective equipment product to net realizable value
(3)    Including costs related to the evaluation of the LKCM proposal disclosed in a Schedule 13D amendment filed May 17, 2021

Table 2 - Reconciliation of GAAP Net Income and Diluted EPS to
Non-GAAP Adjusted Net Income and Adjusted Diluted EPS
(Dollars in Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended
	September 30, 2021		June 30, 2021		September 30, 2020
	Amount	Diluted EPS (5)	Amount	Diluted EPS (5)	Amount	Diluted EPS (5)
Net income, as reported per GAAP	$3,656	$0.39	$2,935	$0.31	$1,738	$0.19
Pretax adjustments:
Stock-based compensation (1)	(1,171)	(0.13)	1,574	0.17	4,746	0.51
Inventory reserves (2)	425	0.05	500	0.05	—	—
Severance expense and employee acquisition costs	241	0.03	29	—	961	0.10
Costs related to potential acquisitions (3)	3,222	0.34	1,354	0.15	—	—
Pretax adjustments	2,717	0.29	3,457	0.37	5,707	0.61
Tax effect (4)	(402)	(0.04)	(754)	(0.08)	(1,695)	(0.18)
Total adjustments, net of tax	2,315	0.25	2,703	0.29	4,012	0.43
Non-GAAP adjusted net income	$5,971	$0.64	$5,638	$0.60	$5,750	$0.62

(1)     A portion of stock-based compensation expense varies with the Company's stock price
(2)    Expense for Partsmaster inventory rationalization plan and write-down of personal protective equipment product to net realizable value
(3)    Including costs related to the evaluation of the LKCM proposal disclosed in a Schedule 13D amendment filed May 17, 2021
(4)    Tax effected at quarterly effective tax rate of 14.8% for the three months ended September 30, 2021, 21.8% for the three months ended June 30, 2021 and 29.7% for the three months ended September 30, 2020
(5)    Diluted EPS calculated on 9.357 million for the third quarter of 2021, 9.349 million for the second quarter of 2021 and 9.330 million diluted shares for third quarter 2020

	Nine Months Ended
	September 30, 2021		September 30, 2020
	Amount	Diluted EPS (5)	Amount	Diluted EPS (5)
Net income, as reported per GAAP	$10,187	$1.09	$14,890	$1.60
Pretax adjustments:
Stock-based compensation (1)	1,403	0.15	(2,767)	(0.30)
Inventory reserves (2)	1,750	0.19	—	—
Severance expense and employee acquisition costs	846	0.09	2,075	0.23
Costs related to potential acquisitions (3)	4,576	0.49	—	—
Pretax adjustments	8,575	0.92	(692)	(0.07)
Tax effect (4)	(1,809)	(0.20)	199	0.02
Total adjustments, net of tax	6,766	0.72	(493)	(0.05)
Non-GAAP adjusted net income	$16,953	$1.81	$14,397	$1.55

(1)     A portion of stock-based compensation expense varies with the Company's stock price
(2)    Expense for Partsmaster inventory rationalization plan and write-down of personal protective equipment product to net realizable value
(3)    Including costs related to the evaluation of the LKCM proposal disclosed in a Schedule 13D amendment filed May 17, 2021

(4)    Tax effected at the effective tax rate of 21.1% for the nine months ended September 30, 2021 and 28.7% for the nine months ended September 30, 2020
(5)    Diluted EPS calculated on 9.346 million diluted shares for the nine months ended September 30, 2021 and 9.329 million diluted shares for nine months ended September 30, 2020

Table 3 - Historic Lawson Segment (Including Partsmaster) Sales and Sales Rep Productivity
(Dollars in Thousands)
(Unaudited)
	Three Months Ended
	Sep. 30 2021	Jun. 30, 2021	Mar. 31 2021	Dec. 31 2020	Sep. 30 2020

Number of business days	64	64	63	61	64

Average daily net sales (1)	$1,455	$1,471	$1,473	$1,439	$1,240
Year over year increase (decrease)	17.3%	50.3%	16.4%	12.5%	(4.2)%
Sequential quarter increase (decrease)	(1.1)%	(0.1)%	2.4%	16.0%	26.7%

Average active sales rep. count (1), (2)	1,076	1,081	1,083	1,099	993
Period-end active sales rep count	1,064	1,086	1,079	1,090	1,120

Sales per rep. per day	$1.352	$1.361	$1.360	$1.309	$1.249
Year over year increase (decrease)	8.2%	33.0%	7.3%	2.6%	(4.6)%
Sequential quarter increase (decrease)	(0.7)%	0.1%	3.9%	4.8%	22.1%

(1)    Quarters ended September 30, 2021, June 30, 2021, March 31, 2021, December 31, 2020 and September 30, 2020 include Partsmaster revenue of $13.6 million, $15.3 million, $15.7 million, $17.2 million and $5.4 million, respectively, and weighted average reps counts of 185, 186, 186,196 and 67, respectively
(2)    Average active sales representative count represents the average of the month-end sales representative counts

Table 4 - Consolidated Quarterly Results
(Dollars in Thousands)
(Unaudited)
	Three Months Ended
	Sep. 30, 2021	Jun. 30 2021	Mar. 31 2021	Dec. 31 2020	Sep. 30 2020

Average daily net sales	$1,650	$1,665	$1,644	$1,609	$1,411
Year over year increase (decrease)	16.9%	47.7%	15.6%	10.8%	(4.7)%
Sequential quarter increase (decrease)	(0.9)%	1.3%	2.2%	14.0%	25.2%

Net Sales	$105,570	$106,540	$103,556	$98,133	$90,277
Gross profit	56,046	54,620	54,560	52,079	47,225

Gross profit percentage	53.1%	51.3%	52.7%	53.1%	52.3%

Selling, general & administrative expenses	$51,426	$51,238	$49,750	$52,737	$45,224

Operating income (loss)	$4,620	$3,382	$4,810	$(658)	$2,001

Contact

Investor Relations:
Lawson Products, Inc.
Ronald J. Knutson
Executive Vice President and Chief Financial Officer
773-304-5665